Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 28, 2010, with respect to the financial statements and internal control over financial reporting (which report disclaimed an opinion), included in the Annual Report of Kohlberg Capital Corporation on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Kohlberg Capital Corporation on Forms S-8 (File No. 333-152364, effective July 16, 2008 and File No. 333-151995, effective June 27, 2008).

/s/ GRANT THORNTON LLP

New York, New York

May 28, 2010